NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

________________________________________________________________

CHINA BIO ENERGY HOLDING GROUP CO., LTD.

Date: October___, 2008	$9,000,000

Convertible Debenture

THIS DEBENTURE (this “Debenture”) is duly authorized and validly issued by China Bio Energy Holding Group Co., Ltd. (the “Company”), and designated as a Convertible Debenture. This Debenture shall bear no interest.

This Debenture is issued pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), dated the date hereof, between the Company and Vision Opportunity China LP (the “Payee”), ( a copy of which is available for inspection at the Company’s principal office. Notwithstanding any provision to the contrary contained herein, this Debenture is subject to those terms, conditions, covenants and agreements contained in the Purchase Agreement that are expressly applicable to the Debentures. Any transferee of this Debenture, by its acceptance hereof, assumes the obligations of the Payee in the Purchase Agreement with respect to the conditions and procedures for transfer of this Debenture. Capitalized terms used herein and not otherwise defined, shall have the respective meanings ascribed thereto in the Purchase Agreement.

1. Conversion of Debenture.

A. Automatic Conversion. The entire principal amount of this Debenture (the “Principal Amount”) shall automatically be converted at an initial conversion price of $3.65 (the “Initial Conversion Price”) into 2,465,753 shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), upon the date (the “Effective Date”) of the filing and effectiveness of (i) an amendment to the Company’s Certificate of Incorporation to increase the authorized shares of preferred stock, par value $0.001 per share of the Company, from 1,000,000 shares to 10,000,000 shares, and (ii) the Certificate of Designation (the “Conversion Conditions”).

B. Adjustment of Conversion Price.

i. In case the Company shall, prior to the conversion of this Debenture, (a) declare a dividend or make a distribution on its outstanding shares of Common Stock, par value $0.0001 per share (the “Common Stock”), in shares of Common Stock, (b) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, (c) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price in effect at the time of such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Initial Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

ii. In case the Company, prior to the conversion of this Debenture, makes a dividend or distribution consisting exclusively of cash to holders of the Common Stock, the Conversion Price, shall be decreased by multiplying the conversion price in effect on the record date for the determination of stockholders entitled to such distribution by a fraction, of which:(A) the numerator shall be the Conversion Price on such record date less the amount of cash to be distributed per share of Common Stock; and (B) the denominator shall be the Conversion Price on such record date.

iii. If during the period which terminates on the earlier of (i) one year after the date hereof (the “Full Ratchet Period”), and (ii) the date of the automatic conversion of this Debenture , the Company shall issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subclause (i) of this Clause B or pursuant to Common Stock Equivalents (as hereafter defined) granted or issued prior to the date hereof ) (“Additional Shares of Common Stock”) at a price per share less than the Conversion Price then in effect or without consideration, then the Conversion Price upon each such issuance shall be reduced to a price equal to the consideration per share paid for such Additional Shares of Common Stock.. The provisions of this Clause B(iii) shall apply if the Company, prior to the conversion of this Debenture or during the Full Ratchet Period, shall (a) issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Series B Preferred Stock, or (b) issue or sell any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”). If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Convertible Securities or Common Stock Equivalent shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in the first sentence of this Clause B(iii). No adjustment shall be made to the Conversion Price upon the issuance of any Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of such Convertible Security or Common Stock Equivalent.

iv. This Clause B(iv) shall only be applicable in the event this Debenture has not automatically converted. If during the period which begins on the termination of the Full Ratchet Period and ends on the earlier of (a) the one (1) year anniversary of the Full Ratchet Period, and (b) the date of the automatic conversion of this Debenture, the Company shall issue or sell any Additional Shares of Common Stock or Common Stock Equivalents (otherwise than as provided in the foregoing subclause (i) ) of this Clause B) at a price per share less than the then-applicable Conversion Price, or without consideration, the Conversion Price shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Conversion Price by a fraction: (1) the numerator of which shall be equal to the sum of (A) the number of shares of Outstanding Common Stock immediately prior to the issuance of such Additional Shares of Common Stock plus (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the outstanding Conversion Price in effect immediately prior to such issuance; and (2) the denominator of which shall be equal to the number of shares of Outstanding Common Stock immediately after the issuance of such Additional Shares of Common Stock. No adjustment of the Conversion Price shall be made upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock Equivalents, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefore).

v. Superseding Adjustment. If, at any time after any adjustment of the Conversion Price then in effect shall have been made pursuant to Clause B(iii) or (iv) as the result of any issuance of Common Stock Equivalents, and such Common Stock Equivalents, or the right of conversion or exchange in such Common Stock Equivalents, shall expire, and all of such or the right of conversion or exchange with respect to all of such Common Stock Equivalents shall not have been converted or exercised, then such previous adjustment shall be rescinded and annulled and the Conversion Price then in effect shall be adjusted to the Conversion Price in effect immediately prior to the issuance of such Common Stock Equivalents, subject to any further adjustments pursuant to this Clause B.

C. Issuance of Preferred Shares. As promptly as is practicable on or near the Effective Date, the Company shall deliver to the Payee at its address appearing on the records of the Company a written notice of the imminent conversion of this Debenture (the “Conversion Notice”), requesting surrender of this Debenture for cancellation and written instructions regarding the registration and delivery of certificates for the Preferred Shares. In the event the Payee receives a Conversion Notice, the Payee shall be required to surrender this Debenture for cancellation within five (5) trading days of the Conversion Notice (the “Conversion Date”), but the failure of the Payee so to surrender this Debenture shall not affect the conversion of the outstanding Principal Amount into Preferred Shares. No later than five (5) trading days after the Company’s receipt of the Debenture for cancellation, the Company shall deliver the Preferred Shares to the Payee. If the Debenture is not surrendered due to loss, an affidavit of lost Debenture shall be provided by the holder. No holder of this Debenture shall be entitled upon conversion of this Debenture to have the Preferred Shares registered in the name of another person or entity without first complying with all applicable restrictions on the transfer of this Debenture. In the event the Payee does not provide the Company with written instructions regarding the registration and delivery of certificates for the Preferred Shares, the Company shall within five (5) trading days after the Conversion Date, issue such shares in the name of the Payee and shall forward such certificates to the Payee at its address appearing on the records of the Company. The person entitled to receive the Preferred Shares shall be deemed to have become the holder of record of such shares at the close of business on the Effective Date and the person entitled to receive share certificates for the Preferred Shares shall be regarded for all corporate purposes on and after the Effective Date as the record holder of the number of Preferred Shares to which it is entitled upon the conversion. The Company may rely on record ownership of this Debenture for all corporate purposes, notwithstanding any contrary notice. After the Effective Date, this Debenture shall, until surrendered to the Company, only represent the right to receive the Preferred Shares; provided, however, that the Company shall have no obligation to issue the Preferred Conversion Shares until the Payee has delivered either this Debenture or an affidavit of loss.

D. Cash Payments. No fractional shares (or scrip representing fractional shares) of Preferred Shares shall be issued upon conversion of this Debenture. In the event that the conversion of the Principal Amount of this Debenture would result in the issuance of a fractional share of Preferred Shares, the Company shall pay a cash adjustment in lieu of such fractional share to the holder of this Debenture based upon the Conversion Price.

E. No Prepayment. The Principal Amount of this Debenture may not be prepaid.

F. Failure to Convert. In the event that the Conversion Conditions have not been satisfied, so that the automatic conversion of this Debenture is not effected by December 10, 2008, the Company shall be liable to pay, as liquidated damages, and not as a penalty, interest on the then outstanding principal amount of this Debenture at a rate of fifteen percent (15%) per annum, payable quarterly in arrears, until such time that the Conversion Conditions have been satisfied. At any time after December 10, 2008, in the sole discretion and at the option of the Holder, the Holder may demand that this Debenture convert, at the Conversion Price then in effect, into shares of Common Stock, subject to the ownership cap and exercise restriction set forth in Clause G below.

G. Ownership Cap and Exercise Restriction in Optional Conversion. The Company shall not effect any optional conversion of this Debenture into shares of Common Stock as provided in Clause F above, to the extent that, after giving effect to the conversion, the Holder and/or its affiliates would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of this Clause G, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Clause G applies, the determination of whether this Debenture is convertible and of how many shares of Common Stock are issued shall be in the sole discretion of such Holder. In the event less than the total number of shares of Common Stock issuable upon the optional conversion of this Debenture, shall be issuable as a result of the Beneficial Ownership Limitation, the Holder shall submit to the Company no later than the Conversion Date, written notice of the amount of this Debenture that shall be converted and the number of shares of Common Stock to be issued (the “Notice of Issuance”) and the submission of a Notice of Issuance shall be deemed to be such Holder’s determination of whether this Debenture may be converted and how many shares of Common Stock are issuable upon conversion, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Issuance that such Notice of Issuance has not violated the restrictions set forth in this paragraph. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Clause G, in determining the number of outstanding shares of the Company’s Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two (2) trading days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion of securities of the Company by such Holder since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Preferred Stock (on an as converted basis) issuable upon conversion of this Debenture held by the applicable Holder. The Beneficial Ownership Limitation provisions of this Clause G may be waived by a Holder, at the election of such Holder, upon not less than 61 days’ prior notice to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Clause G to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Debenture.

2. Amendments and Waivers. The provisions of this Debenture may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company and the Payee.

3. Miscellaneous

A. Registered Holder. The Company may consider and treat the person in whose name this Debenture shall be registered as the absolute owner thereof for all purposes whatsoever and the Company shall not be affected by any notice to the contrary. In case of transfer of this Debenture by operation of law, the transferee agrees to notify the Company of such transfer and of its address, and to submit appropriate evidence regarding such transfer so that this Debenture may be registered in the name of the transferee. This Debenture is transferable only on the books of the Company by the Payee, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all holders or transferees of the Debenture not registered on the books of the Company at the time of sending the communication.

B. Governing Law. This Debenture shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.

C. Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

If sent to Payee, notices shall be sent to the address set forth in the Purchase Agreement.

If sent to the Company, notices shall be sent to:

China Bio Energy Holding Group Co., Ltd.
c/o Xi'an Baorun Industrial Development Co. Ltd.
Dongxin Century Square,  7th Floor
Xi'an East City High-tech Industrial Development Park
Shaanxi Province,  P.R. China
Attn: Mr. Gao Xincheng
Tel:  86 29 82682019
Fax: 86 29 82683629

with copies to (which shall not constitute notice):	Loeb & Loeb 345 Park Avenue New York, NY10154 Attn: Mitchell S. Nussbaum Tel: 212.407.4159 Fax: 212.407-4990

D. Parties in Interest. All covenants, agreements and undertakings in this Debenture binding upon the Company or the Payee shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Payee, respectively, whether so expressed or not.

E. Waiver of Jury Trial. THE PAYEE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS DEBENTURE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PAYEE OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE’S PURCHASING THIS DEBENTURE.

F. Usury Saving Provision. All payment obligations arising under this Debenture are subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the Holder of this Debenture to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by law to contract or agree to pay. If by the terms of this Debenture, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed in its name by its duly authorized officer.

CHINA BIO ENERGY HOLDING GROUP CO., LTD.

By
Name: Mr. Gao Xincheng
Title: Chief Executive Officer